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                                                                    EXHIBIT 3.43



                            ARTICLES OF INCORPORATION
                                       OF
                              FENIX HOLDINGS, INC.

         The undersigned incorporator, for the purpose of forming a corporation under the Florida Business Corporation Act, adopts the following Articles of
Incorporation:


                                    ARTICLE I
                                      NAME

         The name of the corporation is FENIX HOLDINGS, INC. (hereinafter called the "Corporation").


                                   ARTICLE II
                      PRINCIPAL OFFICE AND MAILING ADDRESS

         The principal office and mailing address of the Corporation is: c/o Orius Corp., 1401 Forum Way, Suite 400, West Palm Beach, FL 33401.


                                   ARTICLE III
                                  CAPITAL STOCK

         The number of shares of stock that the Corporation is authorized to issue is One Thousand (1,000) shares, One Cent ($0.01) par value per share, of common stock. Each issued and outstanding share of common stock shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders.


                                   ARTICLE IV
                       INITIAL REGISTERED OFFICE AND AGENT

         The street address of the Corporation's initial registered office is:
350 E. Las Olas Blvd., Suite 1600, Ft. Lauderdale, Florida 33301. The name of the Corporation's initial registered agent at that office is: American Information Services, Inc.

Prepared by:
Donn A. Beloff, Esq.
350 E. Las Olas Blvd., Suite 1600
Ft. Lauderdale, Florida 33301
(954) 463-2700
Florida Bar No. 222429

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                                    ARTICLE V
                                  INCORPORATOR

         The name and street address of the incorporator of the Corporation is:
Donn A. Beloff, 350 E. Las Olas Blvd., Suite 1600, Ft. Lauderdale, Florida
33301.


                                   ARTICLE VI
                                 INDEMNIFICATION

         The Corporation shall indemnify any present or former officer or director, or person exercising powers and duties of an officer or a director, to the full extent now or hereafter permitted by law.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 5th day of April, 2000.



                                                 /s/ DONN A. BELOFF
                                                 -------------------------------
                                                 DONN A. BELOFF, Incorporator









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                          CERTIFICATE OF ACCEPTANCE BY
                                REGISTERED AGENT


         Pursuant to the provisions of Section 607.0501 of the Florida Business Corporation Act, the undersigned submits the following statement in accepting the designation as registered agent and registered office of FENIX HOLDINGS, INC., a Florida corporation (the "Corporation"), in the Corporation's articles of incorporation:

         Having been named as registered agent and to accept service of process for the Corporation at the registered office designated in the Corporation's articles of incorporation, the undersigned accepts the appointment as registered agent and agrees to act in this capacity. The undersigned further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and the undersigned is familiar with and accepts the obligations of its position as registered agent.


         IN WITNESS WHEREOF, the undersigned has executed this Certificate this 5th day of April, 2000.


                                             AMERICAN INFORMATION SERVICES, INC.


                                             By: /s/ MARLA R. MAYSTER
                                                --------------------------------
                                                Marla R. Mayster, Vice President